FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
First quarter 2017 GAAP revenue increased 28%
Company announced positive Feraheme Phase 3 data

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (May 2, 2017) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the quarter ended March 31, 2017. Total GAAP revenue for the first quarter of 2017 increased to $139.5 million, approximately 28% higher than the same period last year. This increase was primarily driven by growth in net sales of Makena® (hydroxyprogesterone caproate injection). The company reported an operating loss of $40.0 million in the first quarter of 2017, compared with operating income of $7.4 million in the same period last year. The operating loss in the first quarter of 2017 was primarily due to a one-time payment of $60 million to Palatin Technologies, Inc. related to the bremelanotide licensing transaction. Non-GAAP adjusted EBITDA increased approximately 21% to $57.6 million in first quarter of 2017, as compared to the corresponding period in 2016.1

"Today we are reaffirming our 2017 annual revenue guidance on our existing commercial portfolio of Makena, Feraheme and CBR based on the strong underlying fundamentals of those products," stated William Heiden, AMAG's president and chief executive officer. "While our commercial team drove higher physician-level Makena demand (distributor shipments to end users) in the first quarter of 2017 compared to the fourth quarter of 2016, first quarter 2017 ex-factory sales of Makena (shipments to distributors) decreased compared to the fourth quarter of 2016. The difference between demand and ex-factory sales was primarily due to a decline in channel inventory, as well as one-time items impacting net price in the first quarter of 2017."

The company today also separately announced positive Phase 3 clinical data evaluating the safety of Feraheme® (ferumoxytol) compared to Injectafer® (ferric carboxymaltose injection) in adults with iron deficiency anemia (IDA). The study achieved all primary and secondary safety and efficacy endpoints and will be the basis for a supplemental new drug application (sNDA) filing planned in mid-2017 to broaden the Feraheme label beyond the current chronic kidney disease (CKD) indication to include all adult IDA patients who have failed or cannot tolerate oral iron treatment.

"We made strong progress against key 2017 goals with today's announcement of a successful Phase 3 study for Feraheme, the April filing of an sNDA for the Makena subcutaneous auto-injector, and the closing of two transactions that expand our product portfolio and position AMAG well for sustainable long-term growth,” added Mr. Heiden. “Our license agreements for IntrarosaTM and bremelanotide represent significant opportunities to address unmet medical needs in women’s health, and combined with Makena and our CBR offerings, demonstrate AMAG’s growing commitment to women's healthcare."

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

First Quarter 2017 and Recent Business Highlights:

•	Generated strong revenues, including 33% growth in Makena sales and 7% growth in Feraheme sales over the first quarter of 2016

•	Increased Makena market share[2] by 2% to 44% over the fourth quarter of 2016

•	Ended the quarter with $558.4 million of cash and investments

•	Filed an sNDA with the U.S. Food and Drug Administration (FDA) in April 2017 for the Makena subcutaneous auto-injector, with an anticipated six month review timeline

•	Announced positive Phase 3 clinical data evaluating the safety of Feraheme compared to Injectafer in adults with IDA (see separate press release dated May 2, 2017)

•	Closed two licensing transactions in the women's health space for rights to Intrarosa and bremelanotide

•	Initiated the hiring of a new ~150-person women's health commercial team to support the anticipated mid-2017 launch of Intrarosa

•	Advanced ongoing clinical work with our partner Palatin for the submission of a new drug application for bremelanotide in early 2018

First Quarter Ended March 31, 2017 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the first quarter of 2017 were $139.5 million, compared with $109.3 million in the first quarter of 2016. Net product sales of Makena were $86.5 million in the first quarter of 2017, compared with $65.0 million in the same period last year. Sales of Feraheme and MuGard® totaled $26.1 million in the first quarter of 2017, compared with $24.5 million in the first quarter of 2016. Service revenue from Cord Blood Registry® (CBR) totaled $26.9 million in the first quarter of 2017, compared with $19.5 million in the same period last year.

Costs and expenses, including costs of product sales and services totaled $179.5 million in the first quarter of 2017, compared with $101.9 million for the same period in 2016. This increase was primarily due to (i) a one-time, upfront payment of $60 million to Palatin pursuant to the terms of the licensing transaction for bremelanotide, (ii) research and development expenses of $4.4 million related to clinical work performed by Palatin, (iii) higher cost of products sold of $9.3 million, of which $7.4 million was an increase in amortization expense related to Makena intangible asset, and (iv) higher selling, general and administrative expenses of $7.2 million related to commercial activities to support our growing product portfolio.

The higher expenses in the first quarter of 2017 resulted in an operating loss of $40.0 million (including the one-time payment of $60 million to Palatin), compared with operating income of $7.4 million for the same period last year. The company reported a net loss of $36.6 million, or $1.06 per basic and diluted share, for the first quarter of 2017, compared with a net loss of $7.5 million, or $0.22 per basic share and diluted share, for the same period in 2016.

Financial Results (Non-GAAP Basis)1
Non-GAAP revenue totaled $140.8 million in the first quarter of 2017, up from $117.9 million in the first quarter of 2016. Non-GAAP CBR service revenue totaled $28.3 million in the first quarter of 2017, compared with $28.1 million in the first quarter of 2016. The difference between GAAP and non-GAAP revenue represents CBR purchase accounting adjustments related to deferred revenue.

Total costs and expenses on a non-GAAP basis totaled $83.2 million in the first quarter of 2017, compared with $70.4 million in the first quarter of 2016.

Non-GAAP adjusted EBITDA for the first quarter of 2017 was $57.6 million, resulting in an adjusted EBITDA margin of 41%. This compares non-GAAP adjusted EBITDA of $47.5 million in the first quarter of 2016, with an adjusted EBITDA margin of 40%. The company maintained a strong adjusted EBITDA margin while also investing significantly in the development of its current and future products to create long-term value.

2 Company estimates Makena market share based on distributor dispensing data and all other market share based on physician market research data conducted by AMAG.

Balance Sheet Highlights
As of March 31, 2017, the company’s cash and investments totaled approximately $558.4 million and total debt (principal amount outstanding) was approximately $1.02 billion.

"We have updated our full year 2017 financial guidance to include revenue and expenses related to Intrarosa and are reiterating full year 2017 revenue guidance for our currently marketed products,” said Ted Myles, AMAG's chief financial officer. “During the quarter and throughout 2017, we have and will continue to invest in the launch of Intrarosa, potential expansion of the label for Feraheme, development work to support the bremelanotide NDA, and potential approval and launch of the Makena subcutaneous auto-injector. We believe these investments will deliver long-term value to our shareholders.”

Updated 2017 Financial Guidance

	2017 GAAP Guidance		2017 Non-GAAP Guidance
$ in millions	Previous	Updated	Previous[3]	Updated[3]
Makena sales	$410 - $440	$410 - $440	$410 - $440	$410 - $440
Feraheme and MuGard sales	$100 - $110	$100 - $110	$100 - $110	$100 - $110
CBR revenue	$110 - $120	$110 - $120	$115 - $125[4]	$115 - $125[4]
Intrarosa	—	$5 - $15	—	$5 - $15
Total revenue	$620 - $670	$625 - $685	$625 - $675	$630 - $690

Net income (loss)	$19 - $60	($88) - ($44)	N/A	N/A
Operating income (loss)	$103 - $173	($72) - $1	N/A	N/A
Adjusted EBITDA	N/A	N/A	$270 - $340	$210 - $260

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's first quarter 2017 financial results and recent developments.

Dial-in Number
U.S./Canada Dial-in Number: (877) 412-6083
International Dial-in Number: (702) 495-1202
Conference ID: 3903846

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Conference ID: 3903846

A telephone replay will be available from approximately 11:00 a.m. ET on May 2, 2017 through midnight on May 9, 2017.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), and non-GAAP adjusted EBITDA margin. These non-GAAP financial measures exclude certain amounts, revenue, expenses

3 See reconciliation of 2017 financial guidance at the conclusion of this press release.
4 Revenue includes purchase accounting adjustments related to CBR deferred revenue.

or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena® is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing more than 650,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of bremelanotide delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an ongoing open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients will continue to receive bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Bremelanotide has no known alcohol interactions.

About IntrarosaTM (prasterone)
Intrarosa is the only FDA-approved, vaginally administered, daily non-estrogen steroid for the treatment of moderate-to-severe dyspareunia (pain during intercourse), a symptom of vulvar and vaginal atrophy (VVA), due to menopause. Intrarosa contains prasterone, also known as dehydroepiandrosterone (DHEA). Prasterone is an inactive endogenous steroid, which is converted locally into androgens and/or estrogens to help restore the vaginal tissue as indicated by improvements in the percentage of superficial cells, parabasal cells, and pH. The mechanism of action is not fully established.

In two primary 12-week placebo-controlled efficacy trials, women taking Intrarosa experienced a significant reduction in dyspareunia, as well as significant improvements in the percentage of vaginal superficial cells and parabasal cells, as well as vaginal pH. In clinical trials, the most common adverse reactions were vaginal discharge and abnormal pap smear. Patients with current or prior history of breast cancer should talk to their healthcare providers before using Intrarosa.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectation that AMAG will file an sNDA to broaden the Feraheme label in mid-2017; expectations that revenue from AMAG’s currently marketed products remains on track with 2017 revenue guidance; AMAG’s belief that its strong progress against 2017 goals position it well for sustainable long-term growth; expectations regarding the timing of the FDA’s review of the Makena subcutaneous auto-injector sNDA filing; expected 2017 first quarter financial results, including revenues and year end cash, cash equivalents and investments balances and total debt; beliefs that Intrarosa and bremelanotide represent significant opportunities to address unmet medical needs in women’s health; beliefs that the Company’s ability to maintain a strong operating margin as well as anticipated investments of Company resources in 2017 will deliver long-term value to its shareholders; AMAG’s 2017 financial outlook, including revenue, adjusted EBITDA and net income; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc. IntrarosaTM is a trademark of Endoceutics, Inc.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Makena	$86,455	$65,032
Feraheme/MuGard	26,062	24,532
Cord Blood Registry	26,931	19,520
License fee, collaboration and other revenues	24	216
Total revenues	139,472	109,300
Operating costs and expenses:
Cost of product sales	27,573	18,300
Cost of services	5,010	5,526
Research and development expenses	16,489	14,229
Acquired in-process research and development	60,000	—
Selling, general and administrative expenses	70,424	63,175
Restructuring expenses	—	622
Total costs and expenses	179,496	101,852
Operating income (loss)	(40,024)	7,448

Other income (expense):
Interest expense	(18,300)	(18,443)
Interest and dividend income	1,031	708
Gains on investments, net	27	—
Other income (expense)	—	220
Total other income (expense)	(17,242)	(17,515)
Loss before income taxes	(57,266)	(10,067)
Income tax benefit	(20,706)	(2,540)
Net loss	$(36,560)	$(7,527)

Net loss per share
Basic	$(1.06)	$(0.22)
Diluted	$(1.06)	$(0.22)

Weighted average shares outstanding used to compute net loss per share:
Basic	34,378	34,739
Diluted	34,378	34,739

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$252,854	$274,305
Investments	305,541	304,781
Accounts receivable, net	85,233	92,375
Inventories	36,927	37,258
Prepaid and other current assets	8,316	9,839
Total current assets	688,871	718,558
Property, plant and equipment, net	22,708	24,460
Goodwill	639,484	639,484
Intangible assets, net	1,067,329	1,092,178
Restricted cash	2,493	2,593
Other long-term assets	1,025	1,153
Total assets	$2,421,910	$2,478,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,591	$3,684
Accrued expenses	147,479	156,008
Current portion of long-term debt	20,455	21,166
Current portion of acquisition-related contingent consideration	97,515	97,068
Deferred revenues	34,899	34,951
Total current liabilities	307,939	312,877
Long-term liabilities:
Long-term debt, net	783,333	785,992
Convertible 2.5% notes, net	181,566	179,363
Acquisition-related contingent consideration	51,440	50,927
Deferred tax liabilities	154,225	197,066
Deferred revenues	16,970	14,850
Other long-term liabilities	2,349	2,962
Total liabilities	1,497,822	1,544,037
Total stockholders’ equity	924,088	934,389
Total liabilities and stockholders’ equity	$2,421,910	$2,478,426

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(36,560)	$(7,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27,994	19,644
Provision for bad debt expense	590	2,209
Amortization of premium/discount on purchased securities	113	177
Non-cash equity-based compensation expense	5,778	6,160
Amortization of debt discount and debt issuance costs	3,209	2,937
Gains on investments, net	(143)	—
Change in fair value of contingent consideration	1,043	5,056
Deferred income taxes	(21,192)	(1,469)
Changes in operating assets and liabilities:
Accounts receivable, net	6,553	715
Inventories	(403)	(2,157)
Receivable from collaboration	—	246
Prepaid and other current assets	1,523	(3,078)
Accounts payable and accrued expenses	(4,622)	(6,647)
Deferred revenues	2,067	9,717
Other assets and liabilities	(486)	593
Net cash (used in) provided by operating activities	(14,536)	26,576
Cash flows from investing activities:
Proceeds from sales or maturities of investments	128,512	25,500
Purchase of investments	(129,241)	(63,413)
Change in restricted cash	100	—
Capital expenditures	(658)	(681)
Net cash used in investing activities	(1,287)	(38,594)
Cash flows from financing activities:
Long-term debt principal payments	(4,375)	(4,375)
Payment of contingent consideration	(83)	(65)
Payments for repurchases of common stock	—	(7,562)
Proceeds from the exercise of stock options	152	400
Payments of employee tax withholding related to equity-based compensation	(1,322)	(1,696)
Net cash used in financing activities	(5,628)	(13,298)
Net decrease in cash and cash equivalents	(21,451)	(25,316)
Cash and cash equivalents at beginning of the period	274,305	228,705
Cash and cash equivalents at end of the period	$252,854	$203,389
Supplemental data for cash flow information:
Cash paid for taxes	208	2,400
Cash paid for interest	26,195	27,964

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three months ended March 31, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$139,472	$27,573	$5,010	$16,489	$60,000	$70,424	$—	$(40,024)
Purchase accounting adjustments related to CBR deferred revenue	1,366	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(20,953)	(390)	(44)	—	(5,873)	—
Non-cash inventory step-up adjustments	—	(734)	—	—	—	—	—
Stock-based compensation	—	(129)	—	(756)	—	(4,893)	—
Adjustments to contingent consideration	—	—	—	—	—	(1,043)	—
Transaction/Acquisition-related costs	—	—	—	—	—	(1,462)	—
Restructuring costs	—	—	—	—	—	—	—
License fee	—	—	—	—	(60,000)	—	—
Non-GAAP Adjusted	$140,838	$5,757	$4,620	$15,689	$—	$57,153	$—	$57,619

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three months ended March 31, 2016
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$109,300	$18,300	$5,526	$14,229	$—	$63,175	$622	$7,448
Purchase accounting adjustments related to CBR deferred revenue	8,561	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(13,498)	(351)	(22)	—	(4,974)	—
Non-cash inventory step-up adjustments	—	(800)	—	—	—	—	—
Stock-based compensation	—	(311)	(9)	(752)	—	(5,090)	—
Adjustments to contingent consideration	—	—	—	—	—	(5,056)	—
Transaction/Acquisition-related costs	—	—	—	—	—	—	—
Restructuring costs	—	—	—	—	—	—	(622)
License fee	—	—	—	—	—	—	—
Non-GAAP Adjusted	$117,861	$3,691	$5,166	$13,455	$—	$48,055	$—	$47,494

AMAG Pharmaceuticals, Inc.
Reconciliation of 2017 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

	2017 Financial Guidance
	Previous	Updated
	Guidance	Guidance
GAAP Net Income	$19 - $60	($88) - ($44)
Adjustments:
Interest expense, net	71	71
Provision for income tax (benefit)	13 - 42	(55) - (26)
Operating income (loss)	$103 - $173	($72) - $1
Purchase accounting adjustments related to CBR deferred revenue	6	6
Depreciation and intangible asset amortization	127	127
Non-cash inventory step-up adjustments	2	2
Stock-based compensation	27	27
Adjustments to contingent consideration	5	5
Acquired IPR&D5	—	115 - 92
Non-GAAP adjusted EBITDA	$270 - $340	$210 - $260

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended March 31,
	2017		2016
Weighted average basic shares outstanding	34.4		34.7
Employee equity incentive awards	—	[6]	—	[6]
Convertible notes	—	[6]	—	[6]
Warrants	—	[6]	—	[6]
GAAP diluted shares outstanding	34.4		34.7
Employee equity incentive awards	0.6	[7]	0.4	[7]
Non-GAAP diluted shares outstanding	35.0		35.1

5 Reflects one-time upfront payments to Palatin and Endoceutics as required under the terms of the licensing agreements.
6 Employee equity incentive awards, convertible notes and warrants would be anti-dilutive in this period utilizing the “if-converted” method, which adjusts net income for the after-tax interest expense applicable to the convertible notes.
7 Reflects the Non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
908-627-3424